SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    /X/  Soliciting Material Pursuant to Section 240.14a-12

                        PRINTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                         Filed by the Company
                                            Pursuant to Section 240.14a-12 of
                                          the Securities Exchange Act of 1934
                                             Subject Company: PRINTWARE, INC.
                                            Commission File Number: 000-20729

                                                May 17, 2000

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Printware, Inc. to be held on June 7, 2000. The meeting will be held at the Company's headquarters at 1270 Eagan Industrial Road, St. Paul, Minnesota at 3:30 p.m. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend.

                               PROXY CONTEST

     This year's annual meeting is particularly important. A small group of stock traders, arbitrageurs and the entities they control, calling themselves the Shareholders' Committee to Improve Printware Shareholder Value (the "Dissidents"), is waging a costly and disruptive proxy fight to take control of your Company. The only specific proposal advanced by the Dissidents is to force the Company to repurchase its shares by implementing a complex process known as a "Dutch auction."

     The cost of any Dutch auction and the shares purchased as a result would be borne by the Company and the proceeds paid out of working capital, thereby greatly reducing the Company's current level of capitalization. Your Board of Directors remains committed to maximizing long-term value for ALL Printware shareholders and is pursuing a course of action to best achieve that objective. However, your Board feels strongly that a Dutch auction at this time is ill advised. It will not benefit long-term shareholders, only arbitrageurs, and it will not improve the Company's business. It could also jeopardize the Company's operations and the Company's NASDAQ listing status.

                         YOUR BOARD'S PLAN IS WORKING

     Our recently announced first-quarter 2000 revenues were up 37% from the first quarter of 1999. Net income improved to 3 cents per share in the first quarter of 2000, versus a 2 cent per share loss in the same period a year ago.

     This was the Company's largest quarterly pretax profit since 1998. We also have built a broad base of technology, valuable distribution agreements and a blue-chip customer list with after-market potential and thousands of potential Internet desktops. We significantly increased our backlog going into the second quarter of this year.

     Most of the revenue declines that Printware experienced in 1998 and 1999 can be attributed to the loss of Deluxe Corporation as a customer. A lucrative supply contract with Deluxe began in 1995, but Deluxe phased out its purchases in 1998 when it shut down most of its plants. That one event cost Printware over half of its 1997 revenue. Other companies might have been devastated, but our prudent management plan allowed us to weather the storm and rebuild.

     Non-Deluxe revenues have grown 58% from 1997 to 1999. We have repositioned ourselves in Internet printing, and in late 1999 we instituted a new business model which makes it easier for customers to acquire Printware equipment and builds after-market revenues with supplies and Internet clicks. In the first quarter, we saw that new business model begin to pay off.

                     REASONS TO REJECT THE DISSIDENTS

              * THE DISSIDENTS HAVE NO CONCRETE PLAN
              * THE DISSIDENTS' ONE RECOMMENDATION IS DEAD WRONG
              * THE DISSIDENTS HAVE LIMITED INDUSTRY EXPERIENCE


                     THE DISSIDENTS HAVE NO CONCRETE PLAN

     We have a bold plan for Printware--to revolutionize the printing industry by automating the flow of information to the printing plate directly from the Internet. If the Dissidents have a new or innovative business plan, it is not apparent in the many pages of documents they have filed or their many discussions, meetings, and correspondence with Management and Directors. Beyond vague platitudes about "increasing shareholders' value," and a "review of Printware's operations," your Management and Directors can discern no plan, no direction, no alternative vision to evaluate. THEIR MOST RECENT FILING STATES "TODAY WE DO NOT HAVE ALL THE ANSWERS..." The group also states they intend to seek reimbursement for their expenses. To be blunt, our concern is that the only shareholders' value they want to increase is their own.

                THE DISSIDENTS' ONE RECOMMENDATION IS DEAD WRONG

     Printware made significant stock buybacks in 1998 and 1999. We certainly are not against stock buybacks, either through a Dutch auction process or a standard tender offer. But your Board demands that buybacks leave the Company with adequate capital resources to pursue our vision and to continue our current NASDAQ listing status. The Dissidents have not proposed anything that meets this standard.

              YOUR BOARD BELIEVES THE DISSIDENTS ARE DEAD WRONG:
                      PRINTWARE IS NOT "OVERCAPITALIZED"

     It is difficult to see how a balance sheet can be TOO strong. We are fortunate to have such a strong balance sheet. It allowed us to invest nearly $5 million last year to build a direct sales force and invest in R&D, most notably in Internet printing. We financed well over $1 million in equipment leases which earn interest income, and facilitate equipment and after-market sales. We also bought raw materials in higher quantities to take advantage of price breaks. We were able to buy back Printware stock held by Deluxe for $3 million, at a significant discount to the market price. In the Internet space where we now compete, companies far better capitalized than Printware are criticized for being UNDER-capitalized. Our Internet printing competition, Collabria, Inc., iPrint.com, and ImageX.com all have tens of millions of dollars of cash reserves, yet all are increasing, not decreasing, their equity.

               YOUR BOARD BELIEVES THE DISSIDENTS ARE DEAD WRONG:
                        PRINTWARE COULD BE DELISTED

     As the Dissidents have admitted in their own filings, the decrease in capitalization resulting from a Dutch auction or other large buyback could cause the Company to be de-listed from the NASDAQ National Market. A delisting of the Company's stock would be likely to reduce the liquidity of your investment, decrease Printware's value in any potential merger or acquisition transaction, prevent most institutional investors from owning the Company's stock, and limit the Company's access to capital markets in the future.
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                THE DISSIDENTS HAVE LIMITED INDUSTRY EXPERIENCE

      With one exception, there is nothing in the published biographies of the nominees proposed by the Dissidents which indicated experience in the printing business. The Dissidents' leader, Gary Kohler, has had five investment jobs in the past three years. One constant is his chairmanship of ChoiceTel Communications, Inc., a company which is losing money and whose stock is trading at considerably less than its 1997 IPO price.

      Your current Board of Directors, all standing for re-election at this year's annual meeting, have extensive high-tech printing and engineering backgrounds and hold a combined 45 patents. This technical ability coupled with sound, prudent finance and business experience is leading Printware to a future in which all shareholders will benefit.

              YOUR BOARD'S STRONG RECORD ON CORPORATE GOVERNANCE

     Your Management and Board listen to shareholders. We trust those of you who have called or visited have found us to be quite accessible. The Dissidents would have you believe we have ignored them--quite the contrary. They have had exceptional access and many lengthy discussions with the President and Chief Executive Officer, Dr. Baker, as well as with other senior managers and Directors. The Dissidents have provided little in the way of constructive suggestions or even an alternate vision, just a ruthless pursuit of Printware's cash.

     Your Board and Management are keenly interested in maximizing shareholders' value. Management is incentivized to increase shareholders' value and works hard at it. Management salaries are in line with comparable companies. Officer salaries were frozen this year, and no bonuses were paid. Management is granted stock options as an incentive to increase shareholders' value. Most exercisable options held by Management are over $5 per share, and as reported in our annual report, few have any value at the current stock price. Except for nominal compensation paid to the Secretary, our Directors receive only stock options and no cash compensation. We have continued to pursue a number of avenues to increase shareholders' value, including stock buybacks, merger and acquisition activities, and proactive investor relations. Printware does not have a staggered board or any "poison pills," which are typical anti-takeover, anti-shareholder provisions. Our interests are your interests--increased shareholder value.

     In summary, we urge you to reject the Dissidents and support your Board's strategy, which is starting to pay off as evidenced by our strong first quarter. Please reject their nominees and to vote FOR your Board's current nominees by signing, dating, and returning the enclosed WHITE WITH BLUE STRIPE proxy card. If you have any questions, please call our proxy solicitor, D.F. King & Co., Inc. at (800) 290-6426.

     Thank-you for your continued interest and support.

Sincerely yours,

/s/Daniel A. Baker
/s/Allen L. Taylor
/s/Brian D. Shiffman
/s/Michael C. Berg
/s/Victor H. Weiss
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                                 IMPORTANT

     Your vote is important. Please take a moment to sign, date and promptly mail your new WHITE WITH BLUE STRIPE proxy card in the postage paid envelope provided. Please be certain that your latest dated proxy card is a WHITE WITH BLUE STRIPE proxy card voting "FOR" Printware's Directors. Remember, do not return any GREEN proxy card sent to you by the Shareholders' Committee, not even as a vote of protest.

     Because the Company has a new Proxy Statement, votes on the WHITE proxy card that accompanied the earlier Proxy Statement are invalid. To ensure your vote counts, you MUST submit a new WHITE WITH BLUE STRIPE proxy card.

     If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please mail your WHITE WITH BLUE STRIPE proxy card at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                             D.F. KING & CO., INC.
                               77 Water Street
                             New York, NY 10005
                         (212) 269-5550 (Collect)
                    Call Toll-Free--1-(800) 290-6426

Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.